UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	88-0318078
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

4830 North Loop 1604W, Suite 111 San Antonio, Texas	78249
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	NYSE

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

N/A

(Title of class)

The undersigned registrant hereby amends the Registration Statement on Form 8-A filed by the registrant with the U.S. Securities and Exchange Commission on May 19, 2020 as set forth below:

Item 1.	Description of Registrant’s Securities to be Registered.

On May 19, 2020, the Board of Directors of Clear Channel Outdoor Holdings, Inc. (the “Company”) declared a dividend of one preferred share purchase right (a “Right”), payable on May 29, 2020, for each share of common stock, par value $0.01 per share, of the Company (the “Common Shares”) outstanding on May 29, 2020 to the stockholders of record on that date. In connection with the distribution of the Rights, the Company entered into a Rights Agreement (the “Rights Agreement”), dated as of May 19, 2020, between the Company and Computershare Trust Company, N.A., as rights agent.

On May 14, 2021, the Company entered into Amendment No. 1 to the Rights Agreement between the Company and Computershare Trust Company, N.A., as rights agent (the “Amendment”), which amends the Rights Agreement. The Amendment extends the expiration of the Rights Agreement from May 14, 2021 to April 15, 2022.

The description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, which is attached as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on May 14, 2021.

Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series B Preferred Stock, par value $0.01 per share, of the Company (the “Preferred Shares”) at a price of $5.75 per one one-thousandth of a Preferred Share represented by a Right, subject to adjustment.

The Rights are in all respects subject to and governed by the provisions of the Rights Agreement, as amended by the Amendment. A copy of the Rights Agreement was attached as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on May 19, 2020 (the “Original Form 8-K”). The description of the Rights is incorporated herein by reference to the description set forth in Items 1.01 and 5.03 of the Original Form 8-K and is qualified in its entirety by reference to the full text of the Rights Agreement, as amended by the Amendment.

Item 2.	Exhibits.

Exhibit No.	Description of Exhibit

4.1	Amendment No. 1 to Rights Agreement, dated as of May 14, 2021, between Clear Channel Outdoor Holdings, Inc. and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on May 14, 2021).

99.1	Press Release dated May 14, 2021 (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on May 14, 2021).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

By:	/s/ Brian D. Coleman

Name:	Brian D. Coleman
Title:	Chief Financial Officer

Date: May 14, 2021